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NOVAGOLD RESOURCES INC.

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The following is a press release issued by NOVAGOLD Resources Inc. (“NOVAGOLD”) announcing its 2026 third quarter results on October 8, 2026:

NEWS RELEASE

NOVAGOLD Files THIRD Quarter 2026 Report
UNLOCKING DONLIN GOLD’S full POTENTIAL

and ADVANCING THE PATH TO DEVELOPMENT

►	Donlin Gold Transaction announced: NOVAGOLD and Paulson Advisers LLC and its affiliates entered into a series of definitive agreements on July 21, 2026, pursuant to which NOVAGOLD’s ownership interest in Donlin Gold LLC will increase from 60% to 100% by acquiring Paulson’s 40% ownership interest in an all-share transaction that is expected to close by year-end.

►	Financial Advisors selected: Donlin Gold appointed Endeavour Financial and Macquarie Capital to provide financial advisory services for the development of the Donlin Gold project in Alaska and to support the arrangement of project and infrastructure financing.

►	Robust treasury: Ended the quarter with approximately $343.4 million in cash and term deposits — a strong financial position to advance the Donlin Gold project.

October 8, 2026 – Vancouver, British Columbia – NOVAGOLD RESOURCES INC. (“NOVAGOLD” or the “Company”) (NYSE American, TSX: NG) today filed its 2026 third quarter report and provided an update on its Tier One1 gold development project held by Donlin Gold LLC (“Donlin Gold”), which is owned 60% by NOVAGOLD through NOVAGOLD Resources Alaska, Inc., a wholly-owned subsidiary of the Company, and 40% by Paulson Advisers LLC and certain of its affiliates (collectively “Paulson”) through Donlin Gold Holdings LLC (“Donlin Gold Holdings”).

Details of the financial results for the quarter ended August 31, 2026 are presented in the consolidated financial statements and quarterly report on Form 10-Q filed on October 8, 2026, that is available on the Company’s website at www.novagold.com, on SEDAR+ at www.sedarplus.ca, and on EDGAR, the United States Securities and Exchange Commission’s (“the SEC”) website, at www.sec.gov.

All amounts are in thousands of U.S. dollars unless otherwise stated.

As detailed in the above-mentioned filings, NOVAGOLD held approximately $343.4 million in cash and term deposits as of August 31, 2026, and reported net third quarter operational cash expenditures of $28.1 million — reflecting $24.8 million to fund NOVAGOLD’s share of the Donlin Gold project and $3.3 million in corporate general and administrative costs.

As NOVAGOLD is a development-stage company with no production, the Company reported earnings of ($36.0) million and earnings per share of ($0.08) for the third quarter of 2026. NOVAGOLD’s results for this quarter reflect incremental expenditures at Donlin Gold due to ongoing Bankable Feasibility Study (BFS) activities and higher general and administrative expenses at NOVAGOLD primarily driven by ongoing professional fees related to the pending transactions announced on July 22, 2026 (the “Transactions”), partially offset by higher interest income. Professional fees are expected to remain elevated for the remainder of fiscal 2026 and into the early part of fiscal 2027 as we work toward the completion of the Transactions, currently expected to occur in the fourth calendar quarter of 2026.

President’s Message

Unlocking Donlin Gold’s Full Potential Through Strategic Ownership and Development

NOVAGOLD is strengthening its position as a “go-to” U.S. gold development company, having entered into a series of definitive agreements on July 21, 2026 with Paulson and NovaGold Corporation (“New NOVAGOLD”), pursuant to which, subject to the satisfaction of certain closing conditions and upon the completion of the Transactions, New NOVAGOLD would become the ultimate parent company of NOVAGOLD and its subsidiaries and would own, directly and indirectly, 100% of Donlin Gold. As per the release titled “NOVAGOLD Enters into Definitive Agreements to Acquire 100% of Donlin Gold”, the all-share transaction to acquire Paulson’s 40% interest would give NOVAGOLD shareholders equity participation in a well-capitalized gold developer with 100% ownership of a differentiated, strategic asset projected to be the largest single gold mine in the United States, with an expected market capitalization of approximately $4.9 billion.2 With projected average annual production of 1.3 million ounces during its first 10 full years of production3 and 1.1 million ounces annually over the 27-year mine life,4 Donlin Gold has the potential to become America’s largest single gold mine and a cornerstone asset of the U.S. gold industry.

1 NOVAGOLD defines a Tier One gold development project as one with a projected production life of at least 10 years, annual projected production of at least 500,000 ounces of gold, and average projected cash costs over the production life that are in the lower half of the industry cost curve.

2 Based on a per share closing price of NOVAGOLD of $7.25 on September 15, 2026, as reported in the Definitive Management Information Circular and Proxy Statement filed on October 5, 2026.

3 Anticipated average annual gold production during the first ten full years of the mine if put into production as contemplated in the report titled “NI 43-101 Technical Report on the Donlin Gold project, Alaska, USA” with an effective date of November 30, 2025 (the “2025 Technical Report”) and the report titled “S-K 1300 Technical Report Summary on the Donlin Gold Project, Alaska, USA” (the “2025 Technical Report Summary”), dated November 30, 2025.

4 Anticipated average annual gold production during the full life of mine if put into production as contemplated in the 2025 Technical Report and the 2025 Technical Report Summary.

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NEWS RELEASE

These transformative Transactions will deliver substantial benefits to NOVAGOLD stakeholders, including generating immediate accretion across net asset value per share as well as gold reserves and resources per share through the addition of approximately 16 million ounces of Measured and Indicated Mineral Resources (inclusive of 13 million ounces in Proven and Probable Mineral Reserves within a safe, stable, and supportive jurisdiction). Furthermore, the Transactions increase projected attributable production metrics by over 520,000 ounces of annual gold production during the first 10 full years.5 Beyond these metrics, the Transactions streamline corporate decision-making and increase operational and capital efficiency by consolidating 100% ownership of Donlin Gold under a single corporate parent, while preserving NOVAGOLD’s independent governance through specific lock-up, standstill, and voting restrictions. The Transactions will also establish a single point of contact for engagement with key stakeholders, including longstanding Donlin Gold landowners, Calista Corporation (“Calista”) and The Kuskokwim Corporation (TKC), and create a better-aligned structure via a new U.S.-domiciled parent company, that will be listed on the New York Stock Exchange.

The Notice of Meeting and the Management Information Circular and Proxy Statement for the Special Meeting of Shareholders were filed with Canadian securities regulatory authorities and with the SEC and first mailed to shareholders on or about October 5, 2026. The Special Meeting of Shareholders will be held on November 3, 2026. The Transactions are expected to close by year-end, subject to shareholder approval, court approval, regulatory and stock exchange approval and the satisfaction of customary closing conditions.

Bankable Feasibility Study Engineering Integration Advances & Financial Advisors Appointed to Support the Arrangement of Project and Infrastructure Financing

Parallel to this strategic development, the Company continues to advance the Donlin Gold BFS, which remains on schedule for completion in 2027. A team led by Fluor Corporation (“Fluor”) continues to integrate major work packages and coordinate technical workstreams with specialist contractors WSP USA, Inc. (WSP), Worley Alaska, Inc. (“Worley”), and Hatch Ltd. (“Hatch”). This season’s geotechnical work for the BFS will conclude this fall with drill holes and test pits at Jungjuk Port and access corridor, borrow sites and plant site, and for Engineering, Procurement, and Construction Management (EPCM) infrastructure. Resource modelling, mine planning, and Front-End Engineering Design (FEED) activities are progressing as planned, while EPCM coordination on a Class 3 estimate is well under way. This disciplined approach to key infrastructure and unit operations is designed to support a high-quality BFS.

Additionally, Donlin Gold appointed Endeavour Financial and Macquarie Capital as financial advisors to provide advisory services for the development of the project in Alaska. Under this mandate, the advisors will assist Donlin Gold in evaluating funding alternatives — including conventional project finance, infrastructure financing, and potential support from governmental agencies and/or sovereign wealth funds — and executing a structured project financing strategy. By coordinating engagement with financiers and advancing due diligence in tandem with the BFS, NOVAGOLD aims to optimize its funding mix while preserving long-term shareholder value. The advisors will provide tailored guidance as the project progresses toward a final investment decision, following the completion of the BFS and related workstreams.

5 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary.

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NEWS RELEASE

To further support the BFS and prepare for subsequent phases of development and eventual commercial operation, Donlin Gold has continued to build its team across key technical, operational, workforce development, and support functions. Since the beginning of 2026, the team has grown from approximately 35 to 77 employees, currently based in Anchorage and Vancouver, to support ongoing site, BFS, and contractor activities. Management continues to assess organizational requirements and recruit for critical positions as project activities advance.

Looking ahead, Donlin Gold’s combination of scale, grade, and exploration potential provides a strong foundation as the project advances through the BFS and subsequent stages of development. With approximately 40 million ounces of Measured and Indicated Mineral Resources (inclusive of Mineral Reserves), comprising 560 million tonnes grading 2.22 grams per tonne6 — more than twice the global industry average grade7 — Donlin Gold combines large-scale, high-grade open-pit mineralization with a long mine life and low estimated operating costs8. Expected average annual gold production of more than one million ounces further underscores the project’s sheer scale, while less than 7.5% of the broader land package has been systematically explored, providing significant potential for further exploration.

A Legacy of Collaboration Supports the Project’s Continued Advancement

Engagement with local communities, stakeholders and government representatives remains an important part of Donlin Gold’s approach. Built over decades of dialogue with more than 60 communities across the region, these relationships provide an ongoing forum for sharing information, understanding local perspectives, and incorporating community input as the project progresses. This sustained engagement and collaboration continues to reinforce the long-standing relationships that Donlin Gold has established throughout the region and in Alaska more broadly.

During the third quarter, in coordination with Calista, the Company conducted a series of community visits to six villages, alongside a dedicated community meeting in Crooked Creek — the village closest to the Donlin Gold project. These efforts focused specifically on the Subsistence Plan and a general project update, and fostered ongoing dialogue on subsistence-related matters and project activities. This commitment to regional partnership was further reinforced through participation in Calista’s Annual Meeting in Bethel, TKC’s Annual Meeting in Crooked Creek, and the Calista Shareholder Relations Committee meeting in Anchorage, ensuring sustained engagement with Alaska Native Corporation leadership and shareholders.

Donlin Gold also facilitated several key initiatives for the Subsistence Community Advisory Committee (SCAC), including in-person and virtual meetings to gather feedback on the Subsistence Plan and Barge Communication Plan. SCAC members also toured the Red Dog Mine, providing an opportunity to observe a large-scale mining operation firsthand and discuss considerations relevant to communities in the region. At Donlin Gold, site tours provided Alaska Native Corporation landowners Calista and TKC with further insight into ongoing fieldwork and project activities. Additional tours were hosted for representatives of the Alaska Native Village Corporation Association, Congressman Nick Begich’s resource staff, and trade association leaders from the Alaska Chamber, the Alaska Support Industry Alliance, the Alaska Oil and Gas Association, the Resource Development Council, and the Alaska Miners Association.

6 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary. Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

7 As of September 2026, S&P Global Market Intelligence reports that the global industry average grade for open-pit and underground gold deposits with over 1 million ounces in Measured and Indicated Mineral Resources, inclusive of Mineral Reserves, is 1.02 g/t. In comparison, Donlin Gold’s grade is 2.22 g/t, more than double the industry average.

8 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary.

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NEWS RELEASE

The Company is also advancing its infrastructure planning through targeted stakeholder engagement along the proposed pipeline corridor. Having developed a comprehensive stakeholder tracking system, Donlin Gold has initiated outreach to over 190 individuals and entities in the region. This effort is complemented by ongoing coordination with legislators and the Matanuska-Susitna Borough via site tours and project updates to ensure a clear understanding of regional interests and proposed field activities.

In addition, Donlin Gold continues to engage with key government representatives and decisionmakers at both the state and federal levels. Recent activities include project briefings with Senator Dan Sullivan, Alaska State Senator Matt Claman, and U.S. Senate candidate Mary Peltola. Donlin Gold also continues to engage with senior leadership at the U.S. Department of Energy and recently participated in a roundtable with the Pipeline and Hazardous Materials Safety Administration to discuss critical Donlin Gold permitting considerations and infrastructure associated with the project.

A Long-Term Commitment to the Region and its People

NOVAGOLD’s approach to responsible development extends across education, community wellness, cultural preservation and environmental stewardship — with initiatives designed to contribute to the economic, health and social well-being of our employees, Donlin Gold employees and contractors, as well as communities throughout the Yukon-Kuskokwim (Y-K) region. Donlin Gold supports these efforts through fisheries studies, environmental activities, subsistence initiatives and grants, while recognizing the importance of the region’s traditions and subsistence way of life, where environmental health is paramount. Year to date, Donlin Gold has conducted over 25 community visits and briefings throughout the Y-K region, made ongoing social investments through financial and in-kind contributions as well as significant employee involvement, and participated in more than 150 engagements with government representatives, agencies, and candidates.

During the third quarter, Donlin Gold participated in educational and community initiatives across the Y-K region, including student engagement in local communities and continued support for Alaska EXCEL, which provides educational and professional opportunities for rural Alaska students and young adults. Donlin Gold also continued to support regional safety initiatives, including the distribution of life vests in communities along the Kuskokwim River and its sponsorship of the Iron Dog helmet safety program through Alaska Safe Riders.

Environmental monitoring and stewardship activities also carried on during the quarter, including aquatic monitoring near the proposed mine site and at Snow Gulch, where monitoring of fish populations and newly developed habitat continued to demonstrate species diversity consistent with previous surveys, including the presence of salmon. The 2026 George River salmon smolt monitoring program was also completed in coordination with the Native Village of Napaimute, with more than 7,000 fish sampled over 30 days. These activities contribute to Donlin Gold’s ongoing environmental baseline data collection and broader understanding of conditions in and around the project area.

Preserving Donlin Gold’s Regulatory Approvals and Permitting Position

Donlin Gold is a federally permitted project. The permitting framework in Alaska involves extensive review and coordination among federal and state agencies, regional stakeholders, and communities throughout the Y-K region.

Permitting activities in the third quarter of 2026 advanced as expected. Work continues on the dam safety permitting process for the project’s seven dams, with submission of Detailed Design Packages anticipated by end of 2026 or early 2027 as previously expected and with potential issuance of the Dam Safety Certificates expected in 2028.

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NEWS RELEASE

After the quarter end, on September 23, 2026, the U.S. Army Corps of Engineers, in consultation with the Bureau of Land Management, published Donlin Gold’s Supplemental Environmental Impact Statement (SEIS), which analyzes a larger theoretical tailings dam release, while leaving Donlin Gold’s federal permits in place. The SEIS is open for public comment until October 23, 2026, with the Final SEIS anticipated in April 2027.

All federal and state permits and approvals granted to Donlin Gold remain in effect as the legal appeals proceed. Donlin Gold and its owners continue to support the federal and state agencies in defending the extensive permitting process undertaken for the project, while working with the relevant federal agencies and stakeholders toward an appropriate remedy in response to the Federal District Court’s remand decision. Donlin Gold continues to advance permitting activities in a diligent and responsible manner, and to engage with communities and stakeholders as the project progresses.

NOVAGOLD Outlook

NOVAGOLD’s immediate priority is completing the acquisition of Paulson’s 40% interest in Donlin Gold, which would result in New NOVAGOLD, directly and indirectly, owning 100% of Donlin Gold. Announced on July 22, 2026, the Transactions are expected to close by year-end, subject to NOVAGOLD shareholder approval, court approval, regulatory and stock exchange approvals, and the satisfaction of customary closing conditions.

In parallel, Donlin Gold remains focused on advancing the BFS, targeted for completion in 2027, and evaluating and securing funding alternatives for the project with the recently appointed financial advisors. Engineering efforts led by Fluor continue to advance key workstreams and integrate the work of specialist contractors into the overall engineering, cost, and schedule framework. Supporting technical and site activities are also progressing, including geotechnical drilling and materials assessments along the planned upriver port and access road, plant site, and proposed dam locations.

Sincerely,

Gregory A. Lang

President and CEO

Liquidity and Capital Resources

As of August 31, 2026, the Company had cash resources comprising cash and cash equivalents and term deposits totaling approximately $343.4 million, which management believes are sufficient to complete the Donlin Gold BFS, exercise the Company’s option to prepay the Barrick Mining Corporation (“Barrick”) promissory note in the fourth calendar quarter of 2026, and cover corporate general and administrative costs for at least the next twelve months.

Cash used in operating activities during the third quarter of 2026 was $2.4 million higher than the comparative prior year period. Cash provided by investing activities during the third quarter of 2026 increased by $331.6 million from the comparative prior year period primarily due to NOVAGOLD’s prior year payment of $210.1 million to complete the June 2025 Barrick transaction,9 $137.0 million in net proceeds from maturing term deposits and $1.2 million in net proceeds from the sale of marketable securities, partially offset by $16.7 million of incremental Donlin Gold funding versus the prior year. Funding of Donlin Gold was higher in the third quarter of 2026 compared to the same period in 2025 due to the commencement of the Donlin Gold BFS in early 2026.

9 In June 2025, NOVAGOLD and Paulson acquired Barrick’s 50% interest in Donlin Gold. As part of that transaction, NOVAGOLD increased its ownership interest in Donlin Gold from 50% to 60%.

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NEWS RELEASE

Cash provided by financing activities during the third quarter of 2026 decreased by $25.5 million from the comparative prior year period, primarily due to $25.5 million in net proceeds from the exercise of an underwriter’s overallotment option related to the May 2025 equity offering received last year versus no financing activity during the third quarter of 2026.

	As of	As of	As of
	August 31,	May 31,	August 31,
	2026	2026	2025
	$	$	$
Cash and term deposits	343,386	370,216	125,169
Total assets	573,286	598,744	345,385
Total liabilities	186,031	177,727	168,273

2026 Outlook

NOVAGOLD’s operating expenditures for fiscal year 2026 reflect additional incurred legal and other professional fees associated with the Transactions.

NOVAGOLD is increasing its fiscal 2026 operating expenditure guidance by $11.5 million to approximately $110.0 million, reflecting higher corporate general and administrative costs of approximately $31.2 million, excluding share-based compensation, and unchanged Donlin Gold funding guidance of approximately $78.8 million, reflecting the Company’s 60% share of the Donlin Gold project expenditures for 2026. The $11.5 million increase includes additional legal and professional fees of $7.7 million up to the third quarter and $3.8 million of anticipated expenses in the fourth quarter in support of the closing of the activities related to the Transactions.

The Company anticipates incurring additional professional fees and other transaction-related costs in early 2027 in connection with the closing of the Transactions. Due to the pre-funding of December 2026 Donlin Gold activities (first fiscal month of 2027) in November 2026, a portion of 2026 funding will relate to Donlin Gold’s 2027 budget.

With the acceleration of Donlin Gold BFS activities since commencing in early 2026, NOVAGOLD’s share of Donlin Gold expenditures is expected to remain elevated over the next 12 to 18 months compared to historical levels and will increase further assuming the closing of the Transactions occurs by year-end 2026. The Company’s management believes it is fully funded to complete the Donlin Gold BFS and exercise its option to prepay the Barrick promissory note in the fourth quarter of 2026. NOVAGOLD expects to raise additional capital in the future to support subsequent project activities, including the commencement of detailed engineering.

NOVAGOLD’s key catalysts in the coming year include completing the BFS and moving toward a subsequent construction decision. The Company’s ongoing priorities include maintaining a favorable reputation among shareholders and stakeholders, promoting strong community outreach and a sustainability culture, maintaining robust safety and environmental performance, and managing the Company’s treasury effectively and efficiently.

Conference Call & Webcast Details

NOVAGOLD’s conference call and webcast to discuss these results will take place October 8, 2026, at 8:00 am PT (11:00 am ET). The webcast and conference call-in details are provided below.

Video Webcast:	www.novagold.com/investors/events
North American callers:	1-833-752-3655
International callers:	1-647-846-8520

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NEWS RELEASE

About NOVAGOLD

NOVAGOLD is a well-financed precious metals company focused on the development of the Donlin Gold project in Alaska, one of the safest mining jurisdictions in the world. With approximately 40 million ounces of gold in Measured and Indicated Mineral Resources (approximately 560 million tonnes at an average grade of 2.22 grams per tonne on a 100% basis)10 inclusive of Proven and Probable Mineral Reserves, the Donlin Gold project is regarded to be one of the largest, highest-grade, and most prospective known open-pit gold deposits in the world. According to the 2025 Technical Report and the 2025 Technical Report Summary, the Donlin Gold project is expected to produce an average of more than one million ounces per year over a 27-year mine life on a 100% basis once in production.11

About Donlin Gold Holdings

Donlin Gold Holdings, 100% wholly-owned by Paulson Advisers LLC and its affiliates, is the 40% owner of the Donlin Gold project. Donlin Gold Holdings, together with NOVAGOLD, owns 100% of Donlin Gold and shares equal voting and operating control with NOVAGOLD through its operating agreement.

NOVAGOLD Contacts

Mélanie Hennessey

Vice President, Corporate Communications

Frank Gagnon

Manager, Investor Relations

604-669-6227 or 1-866-669-6227

info@novagold.com

www.novagold.com

10 Donlin Gold data as per the 2025 Technical Report and the 2025 Technical Report Summary. Donlin Gold possesses Measured Resources of approximately 9 Mt grading 2.67 g/t and Indicated Resources of approximately 551 Mt grading 2.21 g/t, each on a 100% basis and inclusive of Mineral Reserves, of which approximately 6 Mt of Measured Resources and approximately 330 Mt of Indicated Resources inclusive of Mineral Reserves is currently attributable to NOVAGOLD through its 60% ownership interest in Donlin Gold. Exclusive of Mineral Reserves, Donlin Gold possesses Measured Resources of approximately 1.4 Mt grading 1.18 g/t and Indicated Resources of approximately 175 Mt grading 1.32 g/t, of which approximately 0.9 Mt of Measured Resources and approximately 105 Mt of Indicated Resources exclusive of Mineral Reserves is currently attributable to NOVAGOLD. Donlin Gold possesses Proven Reserves of approximately 9 Mt grading 2.29 g/t and Probable Reserves of approximately 495 Mt grading 2.02 g/t, each on a 100% basis, of which approximately 6 Mt of Proven Reserves and approximately 297 Mt of Probable Reserves is attributable to NOVAGOLD. Mineral Reserves and Resources have been estimated in accordance with NI 43-101 and S-K 1300.

11 Anticipated average annual gold production during full life of mine if put into production as contemplated in the 2025 Technical Report and the 2025 Technical Report Summary.

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NEWS RELEASE

Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “continue”, “ongoing”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the expected outcomes of the Transactions; the ability of NOVAGOLD, New NOVAGOLD and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; and the impact of the Transactions on New NOVAGOLD and its stakeholders. Forward-looking statements contained herein are based on a number of material assumptions, including but not limited to the following, which could prove to be inaccurate: the expected outcomes of the Transactions, the ability of NOVAGOLD, New NOVAGOLD and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions, the expected synergies related to the Transactions in respect of strategy, operations and other matters, projections related to expansion, our ability to achieve production at Donlin Gold; the cost estimates and assumptions contained in the 2025 Technical Report and the 2025 Technical Report Summary; anticipated timing of updated reports and/or studies including the Donlin Gold BFS and draft SEIS; repayment of the Barrick promissory note and the timing thereof; sufficiency of working capital; future capital raising activities and potential sources of funding; estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates; our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable; assumptions that all necessary permits and governmental approvals will be obtained and the timing of such approvals; assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits; our expectations regarding demand for equipment, skilled labor and services needed for exploration and development of mineral properties; and operating or regulatory risks. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, and are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are not historical facts but instead represent NOVAGOLD management’s expectations, estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated feasibility study and to explore and develop properties; availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold to advance the Donlin Gold project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC’s website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Important Information and Where to Find It

NOVAGOLD has filed relevant materials with the SEC and applicable Canadian securities regulators, including, among other filings, a management information circular and definitive proxy statement on Schedule 14A on October 5, 2026. The management information circular and proxy statement has been mailed or otherwise disseminated to shareholders of NOVAGOLD seeking their approval of the proposals related to the Transactions. INVESTORS AND SHAREHOLDERS OF NOVAGOLD ARE URGED TO READ THE MANAGEMENT INFORMATION CIRCULAR AND DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC AND APPLICABLE CANADIAN SECURITIES REGULATORS IN CONNECTION WITH THE TRANSACTIONS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS, THE PARTIES TO THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders may obtain free copies of the management information circular and definitive proxy statement and other documents filed by NOVAGOLD with the SEC at www.sec.gov, the SEC’s website, under NOVAGOLD’s profile on SEDAR+ at www.sedarplus.ca, or from NOVAGOLD’s website www.novagold.com.

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Cautionary Note Regarding Forward-Looking Statements

This communication includes certain “forward-looking information” and “forward-looking statements” (collectively “forward-looking statements”) within the meaning of applicable securities legislation, including the United States Private Securities Litigation Reform Act of 1995. Forward-looking statements are frequently, but not always, identified by words such as “expects”, “continue”, “ongoing”, “anticipates”, “believes”, “intends”, “estimates”, “potential”, “possible”, and similar expressions, or statements that events, conditions, or results “will”, “may”, “could”, “would” or “should” occur or be achieved. All statements, other than statements of historical fact, included herein are forward-looking statements. These forward-looking statements include statements regarding the expected outcomes of the transactions contemplated by the Arrangement Agreement, Master Implementation Agreement, Investor Rights Agreement and Contribution Agreement (collectively, the “Transactions”); the ability of NOVAGOLD, New NovaGold and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; and the impact of the Transactions on New NovaGold and its stakeholders. Forward-looking statements contained herein are based on a number of material assumptions, including, but not limited to, the following, which could prove to be inaccurate: the expected outcomes of the Transactions; the ability of NOVAGOLD, New NovaGold and Paulson to complete the Transactions on the terms described herein, or at all, including receipt of required regulatory approvals, shareholder approvals, court approvals, stock exchange approvals and satisfaction of other customary closing conditions; the expected synergies related to the Transactions in respect of strategy, operations and other matters; projections related to expansion; our ability to achieve production at Donlin Gold; the cost estimates and assumptions contained in the 2025 Technical Report and the 2025 Technical Report Summary; anticipated timing of updated reports and/or studies including the Donlin Gold BFS and draft SEIS; repayment of the Barrick Mining Corporation promissory note and the timing thereof; sufficiency of working capital; future capital raising activities and potential sources of funding; estimated metal pricing, metallurgy, mineability, marketability and operating and capital costs, together with other assumptions underlying our resource and reserve estimates; our expected ability to develop adequate infrastructure and that the cost of doing so will be reasonable; assumptions that all necessary permits and governmental approvals will be obtained and the timing of such approvals; assumptions made in the interpretation of drill results, the geology, grade and continuity of our mineral deposits; our expectations regarding demand for equipment, skilled labor and services needed for exploration and development of mineral properties; and operating or regulatory risks. Forward-looking statements are necessarily based on several opinions, estimates and assumptions that management of NOVAGOLD considered appropriate and reasonable as of the date such statements are made, are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results, activity, performance, or achievements to be materially different from those expressed or implied by such forward-looking statements. Forward-looking statements are not historical facts but instead represent the expectations of NOVAGOLD management’s estimates and projections regarding future events or circumstances on the date the statements are made. Important factors that could cause actual results to differ materially from expectations include the need to obtain additional permits and governmental approvals; the timing and likelihood of obtaining and maintaining permits necessary to construct and operate; the need for additional financing to complete an updated feasibility study and to explore and develop properties; availability of financing in the debt and capital markets; disease pandemics; uncertainties involved in the interpretation of drill results and geological tests and the estimation of reserves and resources; changes in mineral production performance, exploitation and exploration successes; changes in national and local government legislation, taxation, controls or regulations and/or changes in the administration of laws, policies and practices, expropriation or nationalization of property and political or economic developments in the United States or Canada; the need for continued cooperation between the owners of Donlin Gold to advance the project; the need for cooperation of government agencies and Native groups in the development and operation of properties; risks of construction and mining projects such as accidents, equipment breakdowns, bad weather, non-compliance with environmental and permit requirements, unanticipated variation in geological structures, ore grades or recovery rates; unexpected cost increases, which could include significant increases in estimated capital and operating costs; fluctuations in metal prices and currency exchange rates; whether or when a positive construction decision will be made regarding the Donlin Gold project; and other risks and uncertainties disclosed in NOVAGOLD’s most recent reports on Forms 10-K and 10-Q, particularly the “Risk Factors” sections of those reports and other documents filed by NOVAGOLD with applicable securities regulatory authorities from time to time. Copies of these filings may be obtained by visiting NOVAGOLD’s website at www.novagold.com, or the SEC website at www.sec.gov, or on SEDAR+ at www.sedarplus.ca. The forward-looking statements contained herein reflect the beliefs, opinions and projections of NOVAGOLD on the date the statements are made. NOVAGOLD assumes no obligation to update the forward-looking statements of beliefs, opinions, projections, or other factors, should they change, except as required by law.

Important Information and Where to Find It

In connection with the proposed Transactions, NOVAGOLD has filed relevant materials with the SEC and applicable Canadian securities regulators, including, among other filings, a management information circular and definitive proxy statement on Schedule 14A on October 5, 2026. The management information circular and proxy statement was first mailed or otherwise disseminated to shareholders of NOVAGOLD seeking their approval of the Transactions-related proposals on or about October 5, 2026. INVESTORS AND SHAREHOLDERS OF NOVAGOLD ARE URGED TO READ THE MANAGEMENT INFORMATION CIRCULAR AND DEFINITIVE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS THAT HAVE BEEN FILED OR WILL BE FILED WITH THE SEC AND APPLICABLE CANADIAN SECURITIES REGULATORS IN CONNECTION WITH THE TRANSACTIONS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS, THE PARTIES TO THE PROPOSED TRANSACTIONS AND RELATED MATTERS. Investors and shareholders may obtain free copies of the management information circular and proxy statement and other documents filed by NOVAGOLD with the SEC at http://www.sec.gov, the SEC’s website, under NOVAGOLD’s profile on SEDAR+ at www.sedarplus.ca, or from NOVAGOLD’s website https://novagold.com/investors/why-invest/.